Exhibit 99

CBS CORPORATION REPORTS FIRST QUARTER 2007 RESULTS

Revenues Up 2% to $3.7 Billion with Increases at Television, Publishing and Outdoor

Net Earnings From Continuing Operations Up 8% to $254 Million and
EPS of $.33 Per Diluted Share, Each Adjusted For Radio Station Divestitures

Free Cash Flow Up 17% to $753 Million

New York, New York, May 3, 2007 — CBS Corporation (NYSE: CBS.A and CBS) today reported results for the first quarter ended March 31, 2007.

“I’m very pleased with CBS Corporation’s first quarter performance,” said Sumner Redstone, Executive Chairman, CBS Corporation.  “Strong free cash flow growth and an increase in adjusted earnings per share reflect the strength and vitality of our businesses.  CBS creates some of the most popular content in the world, and we’re beginning to monetize it effectively with new distribution platforms.  I am very confident that Leslie and his team will continue to create value for shareholders by building our core operations while capitalizing upon interactive opportunities.”

“This first quarter showcased CBS’s ability to leverage our broad, mass audiences into solid financial results,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation.  “The success of the Super Bowl, Final Four, Grammys as well as our overall schedule proved that our core broadcasting business is strong, a position that is strengthening as interactive technologies become mainstream.  To this end, we created the CBS Interactive Audience Network to greatly increase the reach of our core content, and to secure new platforms that can help us create next-generation content as well.  What’s more, we continue to invest in online and interactive companies that complement our core businesses.  A significant amount of our strong free cash flow continues to be deployed to shareholders in the form of dividends, including another 10% increase this quarter.  Also, to date we have reduced the number of shares outstanding by 7%, primarily through the repurchase of 47 million of our shares.  Healthy core businesses that throw off significant cash, coupled with an aggressive push into interactive media, continue to provide tremendous value for our shareholders while positioning the Company for future growth.”

First Quarter 2007 Results

Revenues of $3.7 billion for the first quarter of 2007 increased 2% from $3.6 billion for the same quarter last year, as growth of 2% at Television, 27% at Publishing and 2% at Outdoor was partially offset by a decline of 9% at Radio, where the divestitures of radio stations impacted year-over-year comparisons.

Operating income before depreciation and amortization (“OIBDA”) of $636.5 million for the first quarter of 2007 increased slightly from $636.2 million for the first quarter of 2006.  Operating income decreased 1% to $521.3 million from $528.2 million for the same prior-year period as increases at Publishing and Outdoor and lower residual costs were more than offset by decreases at Television and Radio.  Stock-based compensation expense for the first quarter of 2007 was $21.0 million versus $12.6 million for the same quarter in 2006.

Net earnings from continuing operations for the first quarter of 2007 were $213.5 million, or $.28 per diluted share, compared with $234.5 million, or $.31 per diluted share, for the same prior-year period.  During the first quarter of 2007, the Company completed the sales of its radio stations in Kansas City, Columbus, Fresno and Greensboro, for total cash proceeds of $236.4 million, resulting in a pre-tax gain of $3.4 million and tax expense of $43.5 million.  On an adjusted basis, excluding the pre-tax gain and the related tax effect of these station sales, net earnings from continuing operations increased 8% to $253.6 million for the first quarter of 2007 from $234.5 million and diluted earnings per share from continuing operations of $.33 was up $.02 from the same prior-year period.

Net earnings for the first quarter of 2007 were $213.5 million, or $.28 per diluted share, compared with $226.9 million, or $.30 per diluted share, for the same prior-year period.   Net earnings for the first quarter of 2006 included a net loss from discontinued operations of $7.6 million, or a loss of $.01 per diluted share, reflecting the operating results of Paramount Parks, which was sold in June 2006.

Free cash flow increased 17% to $752.9 million from $645.1 million for the same prior-year period.

Business Outlook

When comparing full year 2007 to 2006 on an as reported basis, several factors—including higher expense for stock-based compensation, the sale of 39 radio stations and nine television stations, the shutdown of UPN and the loss of low-margin major urban outdoor transit contracts—will result in revenue and operating income that will be comparable to that of 2006.

For the long-term, the Company is positioned to deliver rates of growth as follows: low single-digit growth in revenues, mid single-digit growth in operating income and high single-digit growth in earnings per share.

Consolidated and Segment Results

The tables below present the Company’s revenues, OIBDA and operating income by segment for the three months ended March 31, 2007 and 2006 (dollars in millions).  Reconciliations of all non-GAAP measures to reported results have been included at the end of this earnings release.

	Three Months Ended		Better/
	March 31,		(Worse)%
Revenues	2007	2006
Television	$2,573.0	$2,515.7	2%
Radio	397.5	434.5	(9)
Outdoor	462.3	452.2	2
Publishing	229.3	181.1	27
Eliminations	(4.3)	(8.1)	47
Total Revenues	$3,657.8	$3,575.4	2%

	Three Months Ended
	March 31,		Better/
OIBDA	2007	2006	(Worse)%
Television	$399.0	$423.7	(6)%
Radio	164.4	170.6	(4)
Outdoor	100.2	99.1	1
Publishing	23.8	5.8	n/m
Corporate	(26.8)	(27.7)	3
Residual costs	(24.1)	(35.3)	32
Total OIBDA	$636.5	$636.2	—%

	Three Months Ended
	March 31,		Better/
Operating Income	2007	2006	(Worse)%
Television	$350.1	$382.8	(9)%
Radio	156.8	162.6	(4)
Outdoor	47.0	44.5	6
Publishing	21.4	3.7	n/m
Corporate	(29.9)	(30.1)	1
Residual costs	(24.1)	(35.3)	32
Total Operating Income	$521.3	$528.2	(1)%
n/m — not meaningful

Television (CBS Television Network and Stations, CBS Paramount Network Television, CBS Television Distribution, Showtime Networks and CSTV Networks)

Television revenues increased 2% to $2.6 billion for the first quarter of 2007 from $2.5 billion for the same prior-year period, reflecting growth in advertising revenues, home entertainment revenues and affiliate fees, partially offset by a decline in television license fees.  Advertising revenues increased 9% over 2006 reflecting the 2007 telecast of Super Bowl XLI on CBS Network and the timing of the Semifinals of the NCAA Men’s Basketball Tournament, which aired in the first quarter of 2007 versus the second quarter in 2006, partially offset by the absence of UPN.  Home entertainment revenues for the first quarter of 2007 increased by $21.1 million from the same prior-year period.  Affiliate fees increased 5% reflecting rate increases and subscriber growth at both Showtime and CSTV Networks.  Television license fees decreased 31% principally due to the absence of the 2006 basic cable availability and off-network syndication sale of Frasier.  Television OIBDA decreased 6% to $399.0 million and operating income decreased 9% to $350.1 million due primarily to the absence of the aforementioned syndication sales of Frasier and higher program amortization primarily from the timing of sports programming costs.  Television results included stock-based compensation expense of $10.3 million and $5.8 million for the first quarter of 2007 and 2006, respectively.

On February 26, 2007, the Company completed the sale of its television station in New Orleans.

Radio (CBS Radio)

Radio revenues decreased 9% to $397.5 million for the first quarter of 2007 from $434.5 million for the same prior-year period, reflecting the impact of the previously announced radio station sales in ten markets as well as weakness in the radio advertising market.  The Company has completed the sales of the stations in five markets, four of which closed during the first quarter of 2007.  Radio is currently operating under local management agreements (“LMAs”) in four of the remaining markets yet to be closed.  On a “same station” basis, excluding divested stations and stations operating under LMAs, Radio revenues decreased 4% from the first quarter of 2006.

OIBDA and operating income both decreased 4% to $164.4 million and $156.8 million, respectively, driven by the revenue decline partially offset by lower expenses.  The decrease in expenses reflected the impact of the radio station sales and cost-saving initiatives put in place, as well as lower sports programming expenses.  Radio results included stock-based compensation expense of $3.4 million and $2.0 million for the first quarter of 2007 and 2006, respectively.

Outdoor (CBS Outdoor)

Outdoor revenues increased 2% to $462.3 million for the first quarter of 2007 from $452.2 million for the same prior-year period, reflecting an increase of 9% in Europe and Asia partially offset by a decline of 2% in North America.  North America results reflected growth of 8% in U.S. billboards offset by a decline of 25% in U.S. transit and displays.  The decline in U.S. transit and displays was driven by the loss of marginally profitable transit and street furniture contracts in New York City and Chicago.  The increase in Europe and Asia was attributable to the favorable impact of fluctuations in foreign exchange rates.  OIBDA increased 1% to $100.2 million and operating income increased 6% to $47.0 million reflecting strength in North America partially offset by a decline in Europe and Asia.  North America OIBDA increased 16% to $93.3 million and operating income increased 46% to $47.9 million, led by the strong performance of the U.S. billboards business.  Europe and Asia OIBDA decreased 63% to $6.9 million, with an operating loss of $.9 million, principally reflecting higher transit lease costs in the U.K.  Outdoor results included stock-based compensation expense of $1.1 million and $.5 million for the first quarter of 2007 and 2006, respectively.

Publishing (Simon & Schuster)

Publishing revenues increased 27% to $229.3 million for the first quarter of 2007 from $181.1 million for the same prior-year period, principally reflecting higher sales from best-selling titles, which in 2007 included The Secret by Rhonda Byrne, The Best Life Diet by Bob Greene and Nineteen Minutes by Jodi Picoult.  OIBDA increased to $23.8 million from $5.8 million, and operating income increased to $21.4 million from $3.7 million, driven by the revenue increase partially offset by higher expenses, primarily reflecting increased production costs and royalty expenses.  Publishing results included stock-based compensation expense of $.7 million and $.3 million for the first quarter of 2007 and 2006, respectively.

Corporate

Corporate expenses before depreciation expense decreased to $26.8 million for the first quarter of 2007 from $27.7 million for the same prior-year period.  Corporate expenses included stock-based compensation expense of $5.5 million and $4.0 million for the first quarter of 2007 and 2006, respectively.

Residual Costs

Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses.  Residual costs decreased to $24.1 million for the first quarter of 2007 from $35.3 million for the same prior-year period.  This decrease was due primarily to the recognition of lower actuarial losses and the impact of $250 million of discretionary contributions made during 2006 to pre-fund one of the Company’s qualified pension plans.

Interest Expense

Interest expense decreased to $139.8 million for the first quarter of 2007 from $144.3 million for the same prior-year period as a result of lower average debt balances.

Interest Income

Interest income of $39.3 million for the first quarter of 2007 increased from $12.6 million for the same prior-year period, primarily resulting from an increase in cash and cash equivalents.

Other Items, Net

Other items, net, for the first quarter of 2007 included a pre-tax gain of $3.4 million resulting from the sales of radio stations.

Provision for Income Taxes

The Company’s first quarter effective income tax rate increased to 48.7% for 2007 from 41.4% for 2006, reflecting the tax impact of radio station divestitures which were completed during the first quarter of 2007.  Excluding the tax impact related to the divestiture of radio stations, the effective income tax rate for the first quarter of 2007 was 38.6%.

Other Matters

On March 27, 2007, the Company issued $700 million of 6.75% senior notes due 2056.  On May 1, 2007, the Company redeemed, at maturity, all of its outstanding 5.625% senior notes for $700 million.

On March 6, 2007, the Company repurchased approximately 47.3 million shares of CBS Corp. Class B Common Stock for $1.4 billion, subject to adjustment, through an accelerated share repurchase transaction. On April 16, 2007, the Company completed the exchange agreement with Liberty Media Corporation under which CBS Corp. repurchased 7.6 million shares of its Class B Common Stock held by Liberty Media Corporation in exchange for the stock of a subsidiary which held CBS Corp.’s Green Bay television station, and $169.8 million in cash.

On February 27, 2007, the Company’s Board of Directors increased the quarterly cash dividend by 10% from $.20 to $.22 per share and approximately $159 million was paid to stockholders on April 1, 2007.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW — a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products) and video/ DVD (CBS Home Entertainment). For more information, log on to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements

This news release contains both historical and forward-looking statements.  All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K.  The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Martin Shea
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-8571
gdschwartz@cbs.com	marty.shea@cbs.com

Dana McClintock	Debra King
Senior Vice President, Corporate Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-3718
dlmcclintock@cbs.com	debra.king@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended March 31,
	2007	2006

Revenues	$3,657.8	$3,575.4

Operating income	521.3	528.2

Interest expense	(139.8)	(144.3)
Interest income	39.3	12.6
Loss on early extinguishment of debt	—	(4.0)
Other items, net	(1.5)	(2.9)
Earnings before income taxes	419.3	389.6

Provision for income taxes	(204.2)	(161.2)
Equity in earnings (loss) of affiliated companies, net of tax	(1.9)	6.0
Minority interest, net of tax	.3	.1
Net earnings from continuing operations	213.5	234.5

Net loss from discontinued operations	—	(7.6)
Net earnings	$213.5	$226.9

Basic earnings per common share:
Net earnings from continuing operations	$.28	$.31
Net loss from discontinued operations	$—	$(.01)
Net earnings	$.28	$.30

Diluted earnings per common share:
Net earnings from continuing operations	$.28	$.31
Net loss from discontinued operations	$—	$(.01)
Net earnings	$.28	$.30

Weighted average number of common shares outstanding:
Basic	756.7	762.8
Diluted	765.1	766.7

Dividends per common share	$.22	$.16

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited; Dollars in millions)

	At March 31, 2007	At December 31, 2006

Assets
Cash and cash equivalents	$3,378.6	$3,074.6
Receivables, net	2,835.4	2,824.0
Programming and other inventory	768.9	982.9
Prepaid expenses and other current assets	1,274.6	1,262.6
Total current assets	8,257.5	8,144.1
Property and equipment	4,278.1	4,274.6
Less accumulated depreciation and amortization	1,465.9	1,460.8
Net property and equipment	2,812.2	2,813.8
Programming and other inventory	1,644.2	1,665.6
Goodwill	18,719.0	18,821.5
Intangible assets	10,305.4	10,425.0
Other assets	1,587.3	1,638.8
Total Assets	$43,325.6	$43,508.8

Liabilities and Stockholders’ Equity
Accounts payable	$399.6	$502.3
Participants’ share and royalties payable	702.4	767.5
Program rights	1,374.3	906.9
Current portion of long-term debt	677.6	15.0
Accrued expenses and other current liabilities	2,171.5	2,207.8
Total current liabilities	5,325.4	4,399.5
Long-term debt	7,047.7	7,027.3
Other liabilities	8,486.2	8,558.5
Minority interest	.8	1.0
Stockholders’ equity	22,465.5	23,522.5
Total Liabilities and Stockholders’ Equity	$43,325.6	$43,508.8

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in millions)

	Three Months Ended March 31,
	2007	2006

Operating activities:
Net earnings	$213.5	$226.9
Less: Net loss from discontinued operations	—	(7.6)
Net earnings from continuing operations	213.5	234.5

Adjustments to reconcile net earnings from continuing operations to net cash flow provided by operating activities:
Depreciation and amortization	115.2	108.0
Stock-based compensation	21.0	12.6
Equity in (earnings) loss of affiliated companies, net of tax	1.9	(6.0)
Distributions from affiliated companies	3.8	1.7
Minority interest, net of tax	(.3)	(.1)
Excess tax benefits from stock-based compensation	(2.4)	(.1)
Change in assets and liabilities, net of effects of acquisitions	495.3	340.8
Net cash flow used for operating activities from discontinued operations	—	(43.6)
Net cash flow provided by operating activities	848.0	647.8
Investing activities:
Capital expenditures	(95.1)	(46.3)
Acquisitions, net of cash acquired	(28.1)	(58.4)
Proceeds from dispositions	243.7	.6
Investments in and advances to affiliated companies	(31.1)	(.2)
Net receipts from (payments to) Viacom Inc. related to the Separation	188.5	(43.1)
Other, net	—	(.1)
Net cash flow used for investing activities from discontinued operations	—	(16.2)
Net cash flow provided by (used for) investing activities	277.9	(163.7)
Financing Activities:
Net borrowings (repayments) of debt, including capital leases	676.1	(758.9)
Purchase of Company common stock	(1,422.1)	(5.7)
Dividends	(153.9)	(105.8)
Proceeds from exercise of stock options	75.6	17.7
Excess tax benefits from stock-based compensation	2.4	.1
Net cash flow used for financing activities	(821.9)	(852.6)
Net increase (decrease) in cash and cash equivalents	304.0	(368.5)
Cash and cash equivalents at beginning of period	3,074.6	1,655.3
Cash and cash equivalents at end of period	$3,378.6	$1,286.8

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

Operating Income Before Depreciation and Amortization

The following tables set forth the Company’s Operating Income before Depreciation and Amortization for the three months ended March 31, 2007 and 2006.  The Company defines “Operating Income before Depreciation and Amortization” (“OIBDA”) as net earnings adjusted to exclude the following line items presented in its Statements of Operations: Net loss from discontinued operations; Minority interest, net of tax; Equity in earnings (loss) of affiliated companies, net of tax; Provision for income taxes; Other items, net; Loss on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization.

The Company uses OIBDA, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods.  This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow.  The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As OIBDA excludes certain financial information compared with net earnings, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  The Company provides the following reconciliations of Total OIBDA to net earnings and OIBDA for each segment to such segment’s operating income, the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; Dollars in millions)

	Three Months Ended March 31, 2007
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$399.0	$(48.9)	$350.1
Radio	164.4	(7.6)	156.8
Outdoor	100.2	(53.2)	47.0
Publishing	23.8	(2.4)	21.4
Corporate	(26.8)	(3.1)	(29.9)
Residual costs	(24.1)	—	(24.1)
Total	$636.5	$(115.2)	$521.3

	Three Months Ended March 31, 2006
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$423.7	$(40.9)	$382.8
Radio	170.6	(8.0)	162.6
Outdoor	99.1	(54.6)	44.5
Publishing	5.8	(2.1)	3.7
Corporate	(27.7)	(2.4)	(30.1)
Residual costs	(35.3)	—	(35.3)
Total	$636.2	$(108.0)	$528.2

	Three Months Ended March 31,
	2007	2006
Total operating income before depreciation & amortization	$636.5	$636.2
Depreciation and amortization	(115.2)	(108.0)
Operating income	521.3	528.2
Interest expense	(139.8)	(144.3)
Interest income	39.3	12.6
Loss on early extinguishment of debt	—	(4.0)
Other items, net	(1.5)	(2.9)
Earnings before income taxes	419.3	389.6
Provision for income taxes	(204.2)	(161.2)
Equity in earnings (loss) of affiliated companies, net of tax	(1.9)	6.0
Minority interest, net of tax	.3	.1
Net earnings from continuing operations	213.5	234.5
Net loss from discontinued operations	—	(7.6)
Net earnings	$213.5	$226.9

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Free Cash Flow

Free cash flow reflects the Company’s net cash flow from operating activities less capital expenditures and operating cash flow of discontinued operations.  The Company uses free cash flow, among other measures, to evaluate its operating performance.  Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  As free cash flow deducts capital expenditures and operating cash flow of discontinued operations from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.  The Company provides below a reconciliation of free cash flow to net cash flow provided by operating activities, the most directly comparable amount reported under GAAP.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended March 31,
	2007	2006
Net cash flow provided by operating activities	$848.0	$647.8
Less capital expenditures	95.1	46.3
Less operating cash flow of discontinued operations	—	(43.6)
Free cash flow	$752.9	$645.1

The following table presents a summary of the Company’s cash flows:

	Three Months Ended March 31,
	2007	2006
Net cash flow provided by operating activities	$848.0	$647.8
Net cash flow provided by (used for) investing activities	$277.9	$(163.7)
Net cash flow used for financing activities	$(821.9)	$(852.6)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

2007 Adjusted For the Impact of Radio Station Divestitures

The following table reconciles financial measures excluding the impact of the pre-tax gain and the related tax effect of the radio station divestitures which closed in the first quarter of 2007 to the reported measures included in this earnings release.  The Company believes that adjusting its financial results for the impact of these items provides investors with a clearer perspective on the underlying financial performance of the Company.

	Three Months Ended March 31,
	2007 Reported	Radio Station Divestitures(a)	2007 Adjusted	2006 Reported
Earnings before income taxes	$419.3	$(3.4)	$415.9	$389.6
Provision for income taxes	(204.2)	43.5	(160.7)	(161.2)
Effective income tax rate	48.7%		38.6%	41.4%

Equity in earnings (loss) of affiliated companies, net of tax	(1.9)	—	(1.9)	6.0
Minority interest, net of tax	.3	—	.3	.1
Net earnings from continuing operations	$213.5	$40.1	$253.6	$234.5

Diluted earnings per common share	$.28	$.05	$.33	$.31

Diluted weighted average number of common shares outstanding	765.1	765.1	765.1	766.7

(a) Reflects the impact of the $3.4 million pre-tax gain on the sales of radio stations and the related tax effect.

Radio Segment “Same Station” Revenue Reconciliation

In connection with the previously announced sales of 39 radio stations in ten of its smaller markets, the Company has completed the sales of its stations in five of these markets and is currently operating under local management agreements (“LMAs”) in four of these markets yet to be closed.  Pursuant to these agreements, the Company receives a management fee and no longer records advertising revenues and station expenses.  These agreements have no impact on OIBDA and operating income.  The following table presents the revenues for the Radio segment on a “same station” basis, which excludes all revenues for the stations operating under LMAs and the divested stations, for all periods presented.  The Company believes that adjusting the revenues of the Radio segment for the impact of the LMAs and station divestitures provides investors with a clearer perspective on the current underlying financial performance of the Radio segment.

	Three Months Ended March 31,		Better/
	2007	2006	(Worse)%
Radio revenues, as reported	$397.5	$434.5	(9)%
Revenues for stations operating under LMAs and divested stations	(7.1)	(29.7)	n/m
Radio revenues, “same station” basis	$390.4	$404.8	(4)%

n/m — not meaningful